Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Third Quarter 2020 Financial Results

Addison, Texas – October 19, 2020 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter ended September 30, 2020. The Company's net income available to common shareholders was $10.1 million, or $0.92 per basic share, for the quarter ended September 30, 2020, compared to $1.1 million, or $0.10 per basic share, for the quarter ended June 30, 2020 and $7.5 million, or $0.65 per basic share, for the quarter ended September 30, 2019. Return on average assets and average equity for the third quarter of 2020 were 1.53% and 15.21%, respectively, compared to 0.16% and 1.67%, respectively, for the second quarter of 2020 and 1.28% and 11.73%, respectively, for the third quarter of 2019. The increase in earnings during the third quarter of 2020 was largely due to a significant decline in loan loss provision from the prior quarter, as well as increased non-interest income from mortgage and warehouse lending activities and decreases in interest expense relative to interest income. Net core earnings, excluding provisions for loan losses and income taxes and Paycheck Protection Program (“PPP”) net origination income, as well as our core net interest margin, adjusted to exclude the effects of PPP loans, are described further in tables below.

"We are pleased with our third quarter results. We have analyzed our loan portfolio and believe our loans are risk rated appropriately and our allowance for credit losses is adequate to absorb potential future loan losses resulting from the pandemic. Temporary payment or interest-only deferrals offered at the onset of the pandemic have declined significantly as borrowers have returned to contractual payment schedules.  Requests for additional deferrals have been minimal thus far and have occurred primarily in the hospitality industry.  Despite the various business challenges posed as a result of COVID-19, the Texas economy went into the downturn in a very strong positon and the resilience of the Texas economy has been very clear this quarter.  Our bank has a solid core earnings foundation, with a sustainable net interest margin, controlled expense structure and growing non-interest income departments.  Asset quality remains strong even while our loan loss reserves remain defensive from earlier quarter provisions," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•

Strong Net Earnings. Net earnings for the quarter were $10.1 million, up from $1.1 million for the immediately prior quarter and $7.5 million for the same quarter of 2019. Net core earnings†, which exclude provisions for loan losses and income tax, net PPP income, and interest on PPP-related borrowings, were $11.1 million for the third quarter, compared to $10.5 million for the second quarter of 2020, and $9.3 million during the third quarter of 2019.

The Bank had a $300,000 provision reversal for loan losses during the quarter, compared to a $12.1 million provision expense in the second quarter of 2020 and $100,000 provision expense in the third quarter of 2019. The $300,000 provision reversal resulted primarily from lower loan balances in segments with higher allowance factors as of September 30, 2020, compared to prior quarters.  Additionally, in the second quarter of 2020, qualitative factor adjustments were made in our Current Expected Credit Losses (“CECL”) model, primarily derived from changes in national GDP, Texas unemployment rates and national industry-related CRE trends, all of which are impacted by the effects of COVID-19 and resulted in the $12.1 million provision expense during second quarter. Qualitative factor adjustments made in the second quarter remained consistent in the third quarter because our CECL model assumes a six-to-nine month lag in estimated losses as a result of economic factors present during the second quarter and continued uncertainty surrounding the virus and timing of economic recovery.  As of September 30, 2020, the Bank’s allowance for credit losses to gross loans is 1.72%, or 1.93% excluding PPP loan balances.

•

Solid Net Interest Margin. The fully tax-equivalent net interest margin was 3.61% for the third quarter of 2020, compared to 3.78% in the preceding quarter and 3.71% in the third quarter of 2019. Net interest income decreased $903,000, or 3.9%, from $23.2 million in the second quarter of 2020 to $22.3 million in the third quarter of 2020.  Interest expense decreased $722,000, or 21.2%, from $3.4 million in the second quarter of 2020 to $2.7 million in third quarter of 2020.  The Bank continues to decrease cost of funds as higher rate CDs mature and to reduce interest rates on non-maturing deposits as market conditions allow.  In addition, 54.0% of the loan portfolio, or $1.0 billion, has interest rate floors and 49.9% of those loans are currently at their loan floor.  The weighted average interest rate of loans currently at their floor is 4.55%.

•

Steady Credit Quality and Reduced Deferrals. Non-performing assets as a percentage of total loans were 0.72% at September 30, 2020, compared to 0.76% at June 30, 2020 and 0.69% at September 30, 2019.   Net charge-offs (recoveries) to average loans (annualized) were 0.01% at September 30, 2020, compared to (0.02)% at June 30, 2020 and (0.13)% at September 30, 2019.

During the first and second quarters of 2020, the Bank provided financial relief to many of its customers due to the COVID-19 outbreak through either 3-month principal and interest payment deferrals or through 6-month interest-only deferrals.   Outstanding balances of loans on the initial 3-month principal and interest (“P&I”) deferral program declined from $247.8 million on 658 loans as of June 30, 2020 to $5.3 million on 20 loans as of September 30, 2020. Outstanding balances of

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

loans on the initial 6-month interest-only (“I/O”) deferral program declined from $183.7 million on 336 loans as of June 30, 2020 to $141.9 million on 203 loans as of September 30, 2020. Of the initial 3-month P&I deferrals, 12.4%, or $30.6 million, were approved for a second 6-month I/O payment period.  As of October 15, 2020, outstanding balances and number of loans for the initial P&I deferral program and initial I/O deferral program were $3.7 million on 11 loans and $114.5 million on 140 loans, respectively, not including the $30.6 million in additional I/O deferrals.  Detailed information about both deferral programs, by loan type and certain higher risk industries, in provided later in this earnings release.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Large provisions for credit losses in the second quarter of 2020 resulting from effects of COVID-19 and participation in the PPP program have created temporary extraordinary results in the calculation of net earnings and related performance ratios.  With the credit outlook still uncertain as a result of COVID-19 and other economic factors, the following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2020			2019
$ in thousands ('000s)	September 30	June 30	March 31	December 31	September 30
Net earnings	$10,134	$1,075	$6,278	$7,369	$7,530
Adjustments:
Provision for credit losses	(300)	12,100	1,400	—	100
Income tax provision (benefit)	2,350	(190)	1,445	1,573	1,634
PPP loans, including fees	(1,076)	(2,540)	—	—	—
Net interest expense on PPP-related borrowings	3	31	—	—	—
Net core earnings†	$11,111	$10,476	$9,123	$8,942	$9,264

Total average assets	$2,639,335	$2,657,609	$2,325,618	$2,341,766	$2,328,603
Adjustments:
PPP loans average balance	(209,506)	(163,184)	—	—	—
Excess fed funds sold due to PPP-related borrowings	(8,152)	(84,066)	—	—	—
Total average assets, adjusted†	$2,421,677	$2,410,359	$2,325,618	$2,341,766	$2,328,603
Total average equity	$265,021	$258,225	$251,159	$260,160	$254,788

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.53%	0.16%	1.09%	1.25%	1.28%
Net earnings to average equity (annualized)	15.21	1.67	9.94	11.24	11.73
Net core earnings to average assets, as adjusted (annualized)†	1.83	1.75	1.56	1.51	1.58
Net core earnings to average equity (annualized)†	16.68	16.32	14.45	13.64	14.43

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	11,012,630	11,025,924	11,432,391	11,533,849	11,550,335
Earnings per common share, basic	$0.92	$0.10	$0.55	$0.64	$0.65
Net core earnings per common share, basic†	1.01	0.95	0.80	0.78	0.80

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for loan losses, in the third quarter of 2020 and 2019 was $22.3 million and $20.1 million, respectively, an increase of $2.2 million, or 10.9%, resulting primarily from a decrease in deposit-related interest expense of $3.0 million, or 58.6%, compared to the same quarter of the prior year. Net interest income, before the provision for loan losses, in the second and third quarters of 2020 was $23.2 million and $22.3 million, respectively; a decrease of $903,000, or 3.9%, resulting primarily from a decrease of $1.6 million in PPP origination income in the third quarter compared to the prior quarter, partially offset by a $722,000 decrease in interest expense.

Net interest margin, on a taxable equivalent basis, for the third quarter of 2020 and 2019 was 3.61% and 3.71%, respectively. Net interest margin, on a taxable equivalent basis, decreased from 3.78% in the second quarter of 2020 to 3.61% in the third quarter of 2020, primarily due to the effects of the PPP loan origination income recognized during the second quarter of $2.1 million, which increased net interest margin during that quarter, but recognized only $549,000 during the third quarter. Loan yield decreased from 5.37% for the third quarter of 2019 to 4.59% for the third quarter of 2020, a change of 78 basis points, while the cost of interest bearing deposits decreased from 1.43% to 0.63% during the same period, a change of 80 basis points. The decrease in loan yield was comprised of a 31 basis point reduction attributable to the dilutive effect of the 1.00% yield on PPP loans, with the remainder of the decrease due to repricing of variable rate loans to lower interest rates during the period. Loan yield decreased from 5.15% for the second quarter of 2020 to 4.59% for the third quarter of 2020, a change of 56 basis points due primarily to higher recognition of PPP loan origination income during the second quarter than during the third quarter and continued repricing of variable rate loans. The cost of interest bearing deposits also decreased from 0.83% to 0.63% during the same period, a change of 20 basis points. These decreases were due primarily to maturity of higher-rate CDs during the third quarter of 2020, as well as continued reductions in interest rates for non-maturing deposits as market conditions have allowed.

The Bank’s continued participation in the PPP program has created temporary extraordinary results in the calculation of net interest margin. In order to prepare for participation in this program during the second quarter of 2020, the Bank borrowed $100.0 million from the FHLB at an interest rate of 0.25%. However, the Bank discovered that PPP loans mostly self-funded as many PPP borrowers deposited their loan proceeds into non-interest bearing demand accounts at the Bank and largely maintained those deposits during the quarter. As a result, the Bank invested the FHLB borrowings in fed funds sold, earning an interest rate of 0.10%, and paid off $50.0 million during the second quarter and the remaining $50.0 million in mid-July of 2020. To illustrate core net interest margin and remove the noise resulting from the PPP, the table below excludes PPP loans and their associated fees and costs, as well as the average balance of related FHLB borrowings and fed funds sold, for the three and nine months ended September 30, 2020:

	For the Three Months Ended September 30, 2020			For the Nine Months Ended September 30, 2020
$ in thousands ('000s)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earnings assets	$2,481,453	$24,956	4.00%	$2,373,511	$76,789	4.32%
Adjustments:
PPP loans average balance and net fees(1)	(209,506)	(1,076)	2.04	(124,541)	(3,617)	3.88
Excess fed funds sold due to PPP-related borrowings	(8,152)	(2)	0.10	(30,657)	(8)	0.03
Total interest-earnings assets, net of PPP effects†	$2,263,795	$23,878	4.20%	$2,218,313	$73,164	4.41%
Interest expense adjustment:
PPP-related FHLB borrowings	(8,152)	(5)	0.24	(30,657)	(58)	0.25

Net interest income		$22,279			$66,030
Net interest margin(2)			3.57%			3.72%
Net interest income, net of PPP effects†		21,206			62,463
Net interest margin, net of PPP effects†			3.73			3.76
Efficiency ratio(3)			57.90			58.50
Efficiency ratio, net of PPP effects†(4)			60.22			62.23

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

(1) Interest earned consists of interest income of $527,000 and $935,000, and net origination fees recognized in earnings of $549,000 and $2.7 million for the three and nine months ended September 30, 2020, respectively.

(2) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

The Bank adopted the CECL standard (Accounting Standards Update 2016-13 or ASC 326) on January 1, 2020. The day one impact of adopting CECL resulted in an allowance increase of $4.5 million, or 28.1%, from December 31, 2019. There was a $300,000 reversal in the provision for loan losses during the third quarter of 2020, compared to provision expense of $12.1 million in the second quarter of 2020 and $100,000 in the third quarter of 2019. The provision expense recorded during the first half of 2020 resulted largely from additional qualitative factors, primarily derived from changes in national GDP, Texas unemployment rates and national industry related CRE trends, all of which were impacted by the effects of COVID-19. Other provision increases in the first half of 2020 resulted from detailed review of the loan portfolio and from discussions with borrowers about their financial hardships, if any, which led to downgrades of loans in loans and industries affected by the crisis to appropriate risk ratings given the expected impacts of COVID-19.  Management believes the provisions made in both the first and second quarter, as a result of risk rating downgrades and qualitative factor adjustments in the CECL model, appropriately capture the current credit risks associated with COVID-19. During the third quarter of 2020, qualitative factor adjustments remained consistent because our CECL model assumes a six-to-month lag in estimated losses as a result of economic factors present during the second quarter. However, loan balances declined in certain pooled segments that contain higher allowance allocation factors, resulting in a lower calculated allowance for credit losses and a reverse provision of $300,000 during the third quarter. Although we do not anticipate additional provision expenses for the remainder of 2020 at this time, the outbreak could worsen in the short term, leading to possible changes in customer and consumer behavior and stronger response measures by government officials, and the long term economic impacts of COVID-19 are still very much unknown.

Noninterest income increased $2.0 million, or 44.3%, in the third quarter of 2020, to $6.7 million, compared to $4.6 million for the third quarter of 2019. The increase from the same quarter in 2019 was due primarily to an increase in the gain on sale of loans of $1.2 million, or 132.3%, and an increase in merchant and debit card fees of $558,000, or 50.9%, from the same quarter of the prior year. Other increases resulted from a $268,000 increase in mortgage and warehouse fee income and a $149,000 improvement in the fair value of the SBA servicing assets. These increases were partially offset by a $261,000, or 26.7%, decrease in service charges during the third quarter of 2020, as compared to the same quarter of 2019, due primarily to temporary service charge waivers as a result of COVID-19.

Noninterest income increased $1.7 million, or 33.6%, to $6.7 million in the third quarter of 2020, compared to $5.0 million for the quarter ended June 30, 2020. This was primarily attributable to an increase in the gain on sale of loans of $606,000, or 40.2%, an increase in merchant and debit card fees of $320,000, or 24.0%, and an increase in service charges of $146,000, or 25.6%. Other noninterest income increased $515,000, or 67.5%, attributable primarily to a $115,000 increase in mortgage and warehouse fee income and a $118,000 increase in gains on sales of other assets and OREO. There was also a $256,000 write-down included in other non-interest income in the second quarter of 2020 that did not occur during the third quarter of 2020.

Noninterest expense increased $1.3 million, or 8.6%, in the third quarter of 2020, compared to the third quarter of 2019. The increase in noninterest expense in the third quarter of 2020 was primarily driven by an increase in employee compensation and benefits expense of $543,000, or 6.1%, to $9.4 million, from the same quarter of the prior year, as well as the effects of a $252,000, or 100%, increase in FDIC insurance assessment fees during the third quarter of 2020 due to FDIC assessment credits of $534,000 that were received and recognized during the prior year. Software and technology expense also increased $208,000, or 23.5%, as a result of new software and hardware investments to allow employees to securely work from home and to improve online deposit account opening. There was an increase in ATM and debit card expense of $199,000, or 64.2%, resulting from increased usage of ATM and debit cards during the period. Occupancy expenses increased $149,000, or 6.1%, from the same quarter of the prior year. The company’s efficiency ratio in the third quarter of 2020 was 57.90%, compared to 62.49% in the same quarter last year. Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the third quarter of 2020 was 60.22%.

Noninterest expense increased $1.6 million, or 10.4%, in the third quarter of 2020 to $16.8 million, compared to the quarter ended June 30, 2020. The increase was primarily due to a $1.4 million, or 16.9%, increase in employee compensation and benefits as employee bonus accruals were reduced during the second quarter of 2020 but were resumed at normal levels during the third quarter.  Additionally, during the second quarter, compensation expense was reduced by approximately $862,000 due to deferred origination costs associated with PPP loans, which did not occur during the third quarter. The company’s efficiency ratio in the third quarter of 2020 was 57.90%, compared to 53.90% in the prior quarter. Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the third quarter of 2020 was 60.22% and for the second quarter of 2020 was 62.44%.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the company totaled $2.66 billion at September 30, 2020, compared to $2.67 billion at June 30, 2020 and $2.33 billion at September 30, 2019. Gross loans increased 0.1%, or $1.2 million, to $1.96 billion at September 30, 2020, compared to loans of $1.96 billion at June 30, 2020. Gross loans increased 12.8%, or $222.2 million, from $1.74 billion at September 30, 2019. The increase in gross loans during the third quarter of 2020, as compared to 2019, included outstanding PPP loan balances of $209.6 million, to 1,944 borrowers, as of September 30, 2020. Excluding the increase in the balance of PPP loans, gross loans increased 0.02%, or $378,000, from the prior quarter and 0.72%, or $12.6 million, from September 30, 2019. Deposits decreased by 0.8%, or $18.9 million, to $2.22 billion at September 30, 2020, compared to $2.24 billion at June 30, 2020. Total deposits increased 13.2%, or $259.8 million, from $1.96 billion at September 30, 2019. Changes in gross loans and deposits during these periods resulted primarily from PPP loans and the deposit of related PPP funds into demand accounts at the Bank, as well as apparent changes in depositor spending habits during the quarter resulting from economic and other uncertainties due to COVID-19. Shareholders' equity totaled $266.9 million as of September 30, 2020, compared to $258.9 million at June 30, 2020 and $255.9 million at September 30, 2019. The increase from the previous quarter resulted primarily from an increase in net income of $10.1 million and the purchase of treasury stock during the quarter of $633,000, partially offset by the payment of dividends of $2.2 million. The company also resumed its stock repurchase plan during the third quarter of 2020.

Nonperforming assets as a percentage of total loans were 0.72% at September 30, 2020, compared to 0.76% at June 30, 2020, and 0.69% at September 30, 2019. The Bank’s nonperforming assets consist primarily of nonaccrual loans, three of which are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans acquired in the June 2018 acquisition of Westbound Bank with combined book balances of $8.7 million as of September 30, 2020. These loans were internally identified as problem assets prior to COVID-19 and are properly reserved. Management expects these three loans to be resolved in the final quarter of 2020. Excluding these partially guaranteed SBA loans, non-performing assets as a percentage of total loans at September 30, 2020 would be 0.28% and would be 0.31%, excluding PPP loans.

Through June 30, 2020, the Bank provided COVID-19 related financial relief to many of its customers through a 3-month principal and interest (“P&I”) deferral program or an up to 6-month interest-only (“I/O”) program. The initial deferral program was not underwritten in a needs-based manner. Rather, it was provided to borrowers who believed it prudent to request such a deferral to assist during the initial uncertainty of the pandemic. For future subsequent deferral requests, the Bank will study opportunity for improved underwriting, consider the reasons for the request, look at the strength of the guarantors, other sources of repayment ability and additional collateral available, prior to approval of a second deferral.

As of September 30, 2020, 85.5% of the total amount of the loans under 3-month P&I deferrals have returned to their contractual payment agreement and there were no borrowers in this group approved or in underwriting for a second P&I deferral. However, 12.4% of the total amount of the loans under 3-month P&I deferrals, or $30.6 million, have been approved for an additional 6-month I/O payment period. Of the $30.6 million, $680,000 are considered to be troubled debt restructurings (“TDRs”) under Accounting Standards Codification 310-40 and Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) as of September 30, 2020.

The table below provides detail about the initial P&I deferral program as of June 30, 2020 and September 30, 2020:

	As of 6/30/2020	As of 9/30/2020
$ in thousands ('000s)	Original P&I Deferred	Remaining P&I Deferred
CRE - Owner Occupied	$50,078	$—
CRE - Non-Owner Occupied	38,779	2,706
Construction & Development	32,925	768
Commercial & Industrial	2,834	64
1-4 Family	32,834	1,057
Consumer	2,030	15
Other	3,468	—
Subtotal - deferrals excluding COVID higher risk industries	$162,948	$4,610

COVID higher risk industries (excluded from segment subtotals above):
Retail - Strip Center	$18,956	$—
Retail - Other	2,548	641
Restaurant	6,143	—
Hotel	57,222	—
Subtotal - deferrals of COVID higher risk industries	$84,869	$641

Total of all P&I deferrals	$247,817	$5,251

% of Total Loans (excluding PPP)	14.2%	0.3%

For the initial up to 6-month I/O program, most of our borrowers chose the full 6-month option and remain in their initial I/O deferral period. We do not currently have any reason to believe that a material portion will not return to normal payments at the end of their deferral. Additionally, with our ratio of allowance for credit losses to total loans (excluding PPP loans) of 1.93%, as of September 30, 2020, management believes the Bank is well positioned to withstand potential/estimated future credit losses. As of September 30, 2020, there have been no borrowers in this group approved for, nor in underwriting for, a second P&I or I/O deferral.

The table below provides detail about the initial I/O deferral program as of June 30, 2020 and September 30, 2020:

	As of 6/30/2020	As of 9/30/2020(1)
$ in thousands ('000s)	Original I/O Deferred	Remaining I/O Deferred
CRE - Owner Occupied	$35,733	$22,081
CRE - Non-Owner Occupied	34,375	31,231
Construction & Development	13,359	12,669
Commercial & Industrial	7,990	5,807
1-4 Family	32,845	25,912
Consumer	1,257	645
Other	4,674	114
Subtotal - deferrals excluding COVID higher risk industries	$130,233	$98,459

COVID higher risk industries (excluded from segment subtotals above):
Retail - Strip Center	$18,177	$16,349
Retail - Other	1,725	911
Restaurant	10,698	8,387
Hotel	22,822	17,765
Subtotal - deferrals of COVID higher risk industries	$53,422	$43,412

Total of all I/O deferrals	$183,655	$141,871

% of Total Loans (excluding PPP)	10.5%	8.1%

(1) Does not include the $30.6 million in I/O deferrals as of September 30, 2020 that were initially granted 3-month P&I deferrals.

Finally, management continues to closely monitor loans and concentrations in COVID-19 affected industries. Social distancing, stay-at-home orders and other measures as a result of the virus have particularly affected the restaurant, hospitality, retail commercial real estate (“CRE”) and energy sectors. Excluding SBA partially guaranteed (75%) loans, the Bank has direct exposure, through total loan commitments with weighted average loan-to-values (“LTV”), as of September 30, 2020, of $34.6 million with 61.1% weighted average LTV to restaurants, $57.6 million with 51.7% weighted average LTV to retail CRE and $69.9 million with 56.9% weighted average LTV to hotel/hospitality borrowers.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	As of
	2020			2019
	September 30	June 30	March 31	December 31	September 30
ASSETS
Cash and due from banks	$35,714	$35,490	$40,354	$39,907	$42,051
Federal funds sold	101,300	104,375	81,250	45,246	14,250
Interest-bearing deposits	56,357	51,129	25,324	5,561	2,347
Total cash and cash equivalents	193,371	190,994	146,928	90,714	58,648
Securities available for sale	368,887	376,381	377,062	212,716	221,345
Securities held to maturity	—	—	—	155,458	156,925
Loans held for sale	9,148	7,194	4,024	2,368	3,841
Loans, net	1,921,234	1,919,201	1,696,861	1,690,794	1,720,595
Accrued interest receivable	8,361	11,864	8,148	9,151	7,825
Premises and equipment, net	55,468	55,251	54,496	53,431	52,956
Other real estate owned	310	402	605	603	551
Cash surrender value of life insurance	35,304	34,920	34,713	34,495	34,280
Deferred tax asset	—	—	—	—	2,363
Core deposit intangible, net	3,213	3,426	3,639	3,853	4,066
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	35,228	35,402	32,348	32,701	30,467
Total assets	$2,662,684	$2,667,195	$2,390,984	$2,318,444	$2,326,022
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$776,364	$772,179	$528,817	$525,865	$528,301
Interest-bearing	1,446,718	1,469,847	1,471,609	1,430,939	1,435,012
Total deposits	2,223,082	2,242,026	2,000,426	1,956,804	1,963,313
Securities sold under agreements to repurchase	20,520	17,414	11,843	11,100	11,363
Accrued interest and other liabilities	25,813	25,960	23,645	23,061	23,508
Line of credit	7,000	2,000	20,000	—	—
Federal Home Loan Bank advances	99,105	100,610	70,614	55,118	60,623
Subordinated debentures	20,310	20,310	10,810	10,810	11,310
Total liabilities	2,395,830	2,408,320	2,137,338	2,056,893	2,070,117

Total shareholders' equity	266,854	258,875	253,646	261,551	255,905
Total liabilities and shareholders' equity	$2,662,684	$2,667,195	$2,390,984	$2,318,444	$2,326,022

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended
	2020			2019
	September 30	June 30	March 31	December 31	September 30
STATEMENTS OF EARNINGS
Interest income	$24,956	$26,581	$25,252	$25,848	$25,853
Interest expense	2,677	3,399	4,683	5,354	5,770
Net interest income	22,279	23,182	20,569	20,494	20,083
Provision for credit losses	(300)	12,100	1,400	—	100
Net interest income after provision for loan losses	22,579	11,082	19,169	20,494	19,983
Noninterest income	6,663	4,987	4,961	4,674	4,616
Noninterest expense	16,758	15,184	16,407	16,226	15,435
Income before income taxes	12,484	885	7,723	8,942	9,164
Income tax provision (benefit)	2,350	(190)	1,445	1,573	1,634
Net earnings	$10,134	$1,075	$6,278	$7,369	$7,530

PER COMMON SHARE DATA
Earnings per common share, basic	$0.92	$0.10	$0.55	$0.64	$0.65
Earnings per common share, diluted(1)	0.92	0.10	0.55	0.63	0.65
Cash dividends per common share	0.20	0.19	0.19	0.18	0.18
Book value per common share - end of quarter	24.29	23.50	22.79	22.65	22.19
Tangible book value per common share - end of quarter(2)	21.07	20.27	19.58	19.53	19.05
Common shares outstanding - end of quarter	10,988,239	11,013,804	11,128,556	11,547,443	11,534,393
Weighted-average common shares outstanding, basic	11,012,630	11,025,924	11,432,391	11,533,849	11,550,335
Weighted-average common shares outstanding, diluted(1)	11,012,630	11,025,924	11,432,391	11,621,887	11,612,873

PERFORMANCE RATIOS
Return on average assets (annualized)	1.53%	0.16%	1.09%	1.25%	1.28%
Return on average equity (annualized)	15.21	1.67	9.94	11.24	11.73
Net interest margin, fully taxable equivalent (annualized)(3)	3.61	3.78	3.87	3.77	3.71
Efficiency ratio(4)	57.90	53.90	64.27	64.47	62.49

(1) Outstanding options and the closing price of the company's stock as of September 30, June 30 and March 31, 2020 had an anti-dilutive effect on each respective quarter end's weighted-average common shares outstanding; therefore, the effect of their conversion has been excluded from the calculation of the diluted weighted-average common shares outstanding for those periods. The diluted EPS has been calculated using the basic weighted-average shares outstanding in order to comply with GAAP.

(2) See Reconciliation of non-GAAP Financial Measures table.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	As of
	2020			2019
	September 30	June 30	March 31	December 31	September 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$531,152	$522,248	$297,163	$279,583	$299,714
Real estate:
Construction and development	269,101	265,982	263,973	280,498	256,459
Commercial real estate	602,664	606,061	584,883	567,360	581,742
Farmland	80,197	77,625	78,635	57,476	61,073
1-4 family residential	385,783	383,590	400,605	412,166	406,880
Multi-family residential	19,499	29,692	20,430	37,379	58,198
Consumer	52,855	52,986	52,996	53,245	53,315
Agricultural	17,004	18,981	19,314	18,359	18,728
Overdrafts	379	275	354	329	330
Total loans(1)(2)	$1,958,634	$1,957,440	$1,718,353	$1,706,395	$1,736,439

	Quarter Ended
	2020			2019
	September 30	June 30	March 31	December 31	September 30
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period(3)	$34,119	$21,948	$20,750	$16,394	$15,743
Loans charged-off	(101)	(59)	(224)	(221)	(67)
Recoveries	39	130	22	29	618
Provision for loan loss expense	(300)	12,100	1,400	—	100
Balance at end of period	$33,757	$34,119	$21,948	$16,202	$16,394

Allowance for loan losses / period-end loans	1.72%	1.74%	1.28%	0.95%	0.94%
Allowance for loan losses / nonperforming loans	245.0	235.6	135.2	143.9	150.7
Net charge-offs (recoveries) / average loans (annualized)	0.01	(0.02)	0.05	0.04	(0.13)

NON-PERFORMING ASSETS
Non-accrual loans(4)	$13,780	$14,480	$16,232	$11,262	$10,881
Other real estate owned	310	402	605	603	551
Repossessed assets owned	3	38	292	392	500
Total non-performing assets	$14,093	$14,920	$17,129	$12,257	$11,932

Non-performing assets as a percentage of:
Total loans(1)(2)	0.72%	0.76%	1.00%	0.72%	0.69%
Total assets	0.53	0.56	0.72	0.53	0.51

TDR loans - nonaccrual	$92	$95	$97	$101	$118
TDR loans - accruing	7,891	7,216	7,220	7,240	7,297

(1) Excludes outstanding balances of loans held for sale of $9.1 million, $7.2 million, $4.0 million, $2.4 million, and $3.8 million as of September 30, June 30 and March 31, 2020 and December 31, and September 30, 2019, respectively.

(2) Excludes deferred loan (fees) costs of $(3.6) million, $(4.1) million, $456,000, $601,000, and $550,000 as of September 30, June 30 and March 31, 2020 and December 31, and September 30, 2019, respectively.

(3) The balance at the beginning of the period ended March 31, 2020 includes a $4.5 million impact of adopting ASC 326.

(4) TDR loans-nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	Quarter Ended
	2020			2019
	September 30	June 30	March 31	December 31	September 30
NONINTEREST INCOME
Service charges	$717	$571	$908	$1,022	$978
Net realized gain on sale of loans	2,114	1,508	1,189	780	910
Fiduciary and custodial income	511	474	514	455	446
Bank-owned life insurance income	208	207	218	214	247
Merchant and debit card fees	1,654	1,334	1,131	1,140	1,096
Loan processing fee income	181	130	150	157	157
Other noninterest income	1,278	763	851	906	782
Total noninterest income	$6,663	$4,987	$4,961	$4,674	$4,616

NONINTEREST EXPENSE
Employee compensation and benefits	$9,439	$8,077	$9,466	$9,332	$8,896
Occupancy expenses	2,597	2,550	2,477	2,498	2,448
Legal and professional fees	574	589	519	611	686
Software and technology	1,093	945	939	902	885
Amortization	338	338	333	338	342
Director and committee fees	211	165	219	188	220
Advertising and promotions	301	408	433	523	339
ATM and debit card expense	509	479	418	456	310
Telecommunication expense	231	209	180	168	165
FDIC insurance assessment fees	252	122	195	—	—
Other noninterest expense	1,213	1,302	1,228	1,210	1,144
Total noninterest expense	$16,758	$15,184	$16,407	$16,226	$15,435

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Three Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,964,894	$22,681	4.59%	$1,698,742	$22,996	5.37%
Securities available for sale	378,735	2,125	2.23	225,714	1,371	2.41
Securities held to maturity	—	—	—	158,000	1,001	2.51
Nonmarketable equity securities	12,332	111	3.58	12,011	162	5.35
Interest-bearing deposits in other banks	125,492	39	0.12	56,174	323	2.28
Total interest-earning assets	2,481,453	24,956	4.00	2,150,641	25,853	4.77
Allowance for loan losses	(34,083)			(16,082)
Noninterest-earnings assets	191,965			194,044
Total assets	$2,639,335			$2,328,603
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,448,117	$2,285	0.63%	$1,467,502	$5,304	1.43%
Advances from FHLB and fed funds purchased	79,580	141	0.70	50,016	298	2.36
Line of credit	4,989	44	3.51	—	—	—
Subordinated debentures	20,310	192	3.76	11,527	161	5.54
Securities sold under agreements to repurchase	20,568	15	0.29	10,549	7	0.26
Total interest-bearing liabilities	1,573,564	2,677	0.68	1,539,594	5,770	1.49
Noninterest-bearing liabilities:
Noninterest-bearing deposits	775,341			511,343
Accrued interest and other liabilities	25,409			22,878
Total noninterest-bearing liabilities	800,750			534,221
Shareholders’ equity	265,021			254,788
Total liabilities and shareholders’ equity	$2,639,335			$2,328,603
Net interest rate spread(2)			3.32%			3.28%
Net interest income		$22,279			$20,083
Net interest margin(3)			3.57%			3.71%
Net interest margin, fully taxable equivalent(4)			3.61%			3.71%

(1) Includes average outstanding balances of loans held for sale of $9.3 million and $3.0 million for the three months ended September 30, 2020 and 2019, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Nine Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,851,209	$69,337	5.00%	$1,676,047	$67,821	5.41%
Securities available for sale	326,472	5,711	2.34	230,816	4,372	2.53
Securities held to maturity	48,001	956	2.66	160,061	3,042	2.54
Nonmarketable equity securities	11,145	333	3.99	12,106	471	5.20
Interest-bearing deposits in other banks	136,684	452	0.44	56,755	1,007	2.37
Total interest-earning assets	2,373,511	76,789	4.32	2,135,785	76,713	4.80
Allowance for credit losses	(27,552)			(15,483)
Noninterest-earning assets	195,255			191,189
Total assets	$2,541,214			$2,311,491
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,467,838	$9,746	0.89%	$1,463,457	$16,681	1.52%
Advances from FHLB and fed funds purchased	79,166	346	0.58	62,268	1,126	2.42
Line of credit	5,394	119	2.95	—	—	—
Subordinated debentures	16,261	511	4.20	12,107	502	5.54
Securities sold under agreements to repurchase	17,179	37	0.29	10,710	28	0.35
Total interest-bearing liabilities	1,585,838	10,759	0.91	1,548,542	18,337	1.58
Noninterest-bearing liabilities:
Noninterest-bearing deposits	670,947			490,088
Accrued interest and other liabilities	23,225			21,575
Total noninterest-bearing liabilities	694,172			511,663
Shareholders’ equity	261,204			251,286
Total liabilities and shareholders’ equity	$2,541,214			$2,311,491
Net interest rate spread(2)			3.41%			3.22%
Net interest income		$66,030			$58,376
Net interest margin(3)			3.72%			3.65%
Net interest margin, fully taxable equivalent(4)			3.75%			3.66%

(1) Includes average outstanding balances of loans held for sale of $6.1 million and $2.3 million for the nine months ended September 30, 2020 and 2019, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Tangible Book Value per Common Share

	As of
	2020			2019
	September 30	June 30	March 31	December 31	September 30
Total shareholders’ equity	$266,854	$258,875	$253,646	$261,551	$255,905
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(3,213)	(3,426)	(3,639)	(3,853)	(4,066)
Total tangible common equity	$231,481	$223,289	$217,847	$225,538	$219,679
Common shares outstanding - end of quarter(1)	10,988,239	11,013,804	11,128,556	11,547,443	11,534,393
Book value per common share	$24.29	$23.50	$22.79	$22.65	$22.19
Tangible book value per common share	21.07	20.27	19.58	19.53	19.05

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2020			2019
	September 30	June 30	March 31	December 31	September 30
Net earnings	$10,134	$1,075	$6,278	$7,369	$7,530
Adjustments:
Provision for credit losses	(300)	12,100	1,400	—	100
Income tax provision (benefit)	2,350	(190)	1,445	1,573	1,634
PPP loans, including fees	(1,076)	(2,540)	—	—	—
Net interest expense on PPP-related borrowings	3	31	—	—	—
Net core earnings	$11,111	$10,476	$9,123	$8,942	$9,264

Weighted-average common shares outstanding, basic	11,012,630	11,025,924	11,432,391	11,533,849	11,550,335
Earnings per common share, basic	$0.92	$0.10	$0.55	$0.64	$0.65
Net core earnings per common share, basic	1.01	0.95	0.80	0.78	0.80

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2020			2019
	September 30	June 30	March 31	December 31	September 30
Net core earnings	$11,111	$10,476	$9,123	$8,942	$9,264
Total average assets	$2,639,335	$2,657,609	$2,325,618	$2,341,766	$2,328,603
Adjustments:
PPP loan average balance	(209,506)	(163,184)	—	—	—
Excess fed funds sold due to PPP-related borrowings	(8,152)	(84,066)	—	—	—
Total average assets, adjusted	$2,421,677	$2,410,359	$2,325,618	$2,341,766	$2,328,603
Net core earnings to average assets, as adjusted (annualized)	1.83	1.75	1.56	1.51	1.58
Total average equity	$265,021	$258,225	$251,159	$260,160	$254,788
Net core earnings to average equity (annualized)	16.68	16.32	14.45	13.64	14.43

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Total Interest-Earning Assets and Borrowings, net of PPP Effects

	For the Three Months Ended September 30, 2020			For the Nine Months Ended September 30, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earnings assets	$2,481,453	$24,956	4.00%	$2,373,511	$76,789	4.32%
Adjustments:
PPP loan average balance and net fees(1)	(209,506)	(1,076)	2.04	(124,541)	(3,617)	3.88
Excess fed funds sold due to PPP-related borrowings	(8,152)	(2)	0.10	(30,657)	(8)	0.03
Total interest-earnings assets, net of PPP effects	$2,263,795	$23,878	4.20%	$2,218,313	$73,164	4.41%

Total advances from FHLB and fed funds purchased	79,580	141	0.70	79,166	346	0.88
Interest expense adjustment:
PPP-related FHLB borrowings	(8,152)	(5)	0.24	(30,657)	(58)	0.25
Total advances from FHLB and fed funds purchased, net of PPP effects	$71,428	$136	0.76%	$48,509	$288	1.19%

(1) Interest earned consists of interest income of $527,000 and $935,000, and net origination fees recognized in earnings of $549,000 and $2.7 million for the three and nine months ended September 30, 2020, respectively.

Net Interest Income and Net Interest Margin, Net of PPP Effects

	For the Three Months Ended September 30, 2020			For the Nine Months Ended September 30, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Net interest income		$22,279			$66,030
Adjustments:
PPP-related interest income		(527)			(935)
PPP-related net origination fees		(549)			(2,682)
Excess fed funds sold due to PPP-related borrowings		(2)			(8)
PPP-related FHLB borrowings		5			58
Net interest income, net of PPP effects		$21,206			$62,463

Total interest-earnings assets	$2,481,453			$2,373,511
Total interest-earnings assets, net of PPP effects	2,263,795			2,218,313

Net interest margin(1)			3.57%			3.72%
Net interest margin, net of PPP effects			3.73			3.76

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Efficiency Ratio, Net of PPP Effects

	For the Three Months Ended September 30, 2020			For the Nine Months Ended September 30, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total noninterest expense		$16,758			$48,349
Adjustments:
PPP-related deferred costs		24			862
Total noninterest expense, net of PPP effects		$16,782			$49,211

Net interest income		22,279			66,030
Net interest income, net of PPP effects		21,206			62,463

Noninterest income		$6,663			$16,611
Adjustments:
Securities gains (losses)		—			—
Noninterest income, as adjusted		$6,663			$16,611

Efficiency ratio(1)			57.90%			58.50%
Efficiency ratio, net of PPP effects(2)			60.22			62.23

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss third quarter 2020 financial results on Monday, October 19, 2020 at 10:00 am CST. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and CFO, and Shalene Jacobson, EVP and CRO. All conference attendees must register before the call at https://www.gnty.com/register. The conference materials will be available by accessing the Investor Relations page on our website, gnty.com. A recording of the conference call will be available by 1:00 pm CST the day of the call and remain available through October 30, 2020 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of September 30, 2020, Guaranty Bancshares, Inc. had total assets of $2.7 billion, total loans of $2.0 billion and total deposits of $2.2 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for loan losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com